Exhibit 99.1

Kayne Anderson Acquisition Corp. Announces Appointment of Mark Borer to its Board of Directors

Houston, TX – May 31, 2017 – Kayne Anderson Acquisition Corp. (the “Company”) (NASDAQ: KAACU, KAAC, KAACW) announced today that Mark Borer has been appointed to its Board of Directors. Mr. Borer is the Company’s third independent director.

Mr. Borer has over 35 years of experience in the energy industry spanning the areas of natural gas supply, gas storage, gathering and processing, natural gas and natural gas liquids pipelines, wholesale marketing and trading, corporate risk management, M&A activities, operations, and capital markets.

From 2006 to 2012, Mr. Borer served as President and CEO of DCP Midstream Partners, LP, a publicly-traded master limited partnership involved in the gathering, processing, transportation, storage and marketing of natural gas and natural gas liquids.

Prior to serving as president and CEO of DCP Midstream Partners, Borer held various executive positions with DCP Midstream, LLC and predecessor companies from 1999 to 2006. His responsibilities included commercial, gas supply, operations, strategy, acquisitions and divestitures, and trading and marketing activities.

Mr. Borer has served on the board of directors of Spire Inc. (NYSE: SR), a publicly traded natural gas utility holding company, since 2014. He previously served as a director of publicly-traded companies TEPPCO Partners from 2000 to 2005 and DCP Midstream Partners from 2006 to 2012. Mr. Borer has also served on various industry boards including the Texas Pipeline Association and the Colorado Oil and Gas Association.

Mr. Borer received a B.S. in Business Administration from the University of Nebraska in 1976 and a M.S. in Mineral Economics from the Colorado School of Mines in 1978. Borer has completed the Directors’ Consortium Program by Stanford Graduate School of Business, the Stanford Law School, the University of Chicago Booth School of Business, and the Tuck School of Business at Dartmouth.

About Kayne Anderson Acquisition Corp.

Kayne Anderson Acquisition Corp. was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the energy industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Kayne Anderson Acquisition Corp.

Monique Vo

877-657-3863

www.kaynespac.com